                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-41133

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED DECEMBER 4, 1997)


                                1,864,000 SHARES

                                 INTERLEAF, INC.

                                  COMMON STOCK

     This prospectus supplement supplements information contained in Interleaf's prospectus dated December 4, 1997, as supplemented on August 3, 1998 and November 23, 1998, relating to shares of common stock which are issuable upon conversion of the Series 6% Convertible Preferred Stock, $.01 par value per share by the selling shareholders listed on page 7 of the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

     On April 15, 1999, Interleaf entered into an agreement with SIL Nominees, Ltd., the one remaining selling shareholder which did not previously convert its shares of 6% Convertible Preferred Stock, pursuant to which SIL Nominees, Ltd. agreed to convert all of its shares of 6% Convertible Preferred Stock into 507,334 shares of Interleaf common stock. The shares of common stock received by SIL Nominees, Ltd. upon conversion will be sold pursuant to this prospectus.

     The following table supplements the information set forth in the prospectus under the caption "Selling Shareholders" with respect to SIL Nominees, Ltd. and the number of shares beneficially owned by SIL Nominees, Ltd. that may be offered pursuant to the prospectus:


                                          NUMBER OF
                                    SHARES OF COMMON STOCK      NUMBER OF SHARES OF    NUMBER OF SHARES OF COMMON
 NAME OF SELLING SHAREHOLDER       BENEFICIALLY OWNED AS OF     COMMON STOCK BEING       STOCK OWNED AFTER THE
                                       APRIL 13, 1999                  OFFERED                   OFFERING
----------------------------       ------------------------     -------------------    ---------------------------

SIL Nominees, Ltd.                         577,334                     507,334                    70,000


         The number of shares stated in this prospectus supplement has been adjusted to account for the one-for-three reverse stock split which occurred on December 31, 1998.

           THIS DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 15, 1999.